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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2016

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on Wednesday, May 4, 2016 at 8:30 a.m. (Eastern Time) at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 for the following purposes:

  1.
  To elect the four Class II directors named in the accompanying Proxy Statement to serve for three-year terms on our board of directors;

  2.
  To approve, on an advisory, non-binding basis, the compensation of our named executive officers;

  3.
  To ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, March 16, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on March 16, 2016 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or, if you have received hard copy materials, by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

 ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,

Knoxville, Tennessee April 6, 2016	Peter B. Brandow Executive Vice President, General Counsel and Secretary

PROXY STATEMENT

 GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 4, 2016 at 8:30 a.m. (Eastern Time), or any adjournment or postponement thereof, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 (the "Annual Meeting").

        Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to stockholders over the Internet at http://investor.regmovies.com. These proxy materials are available without charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 6, 2016. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918.

THE PROXY

        A stockholder submitting a proxy by telephone or over the Internet or by mailed proxy card may revoke such proxy at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Proxies provided by telephone or over the Internet or by mailed proxy card, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, as the board of directors recommends for proposals 1, 2, and 3 at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 16, 2016, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of the stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting. At the close of business on March 16, 2016, 133,085,492 shares of Class A common stock and 23,708,639 shares of Class B common stock were outstanding and entitled to vote.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Abstentions and broker non-votes are counted as present to determine whether there is a quorum for the Annual Meeting. A broker non-vote occurs if a stockholder does not provide the record holder of its shares (usually a bank, broker or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from such stockholder under the New York Stock Exchange (the "NYSE") rules.

        Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Annual Meeting in person or by proxy and entitled to vote. Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes are not relevant to the proposals regarding the election of directors. For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the matter is required to approve the matter. For these matters, abstentions will be counted as present at the Annual Meeting and will have the effect of a vote against the matter and broker non-votes, if any, will have no effect on the outcome of these matters. If ratification of the auditors is not approved, our Audit Committee of the board of directors will reconsider the matter.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares in accordance with the recommendations of the board of directors. These recommendations are: FOR election of all of the nominees for director named in this proxy statement, FOR approval, on a non-binding advisory basis, of named executive officer compensation, and FOR ratification of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 1.
ELECTION OF CLASS II DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of nine directors. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. Since the 2015 Annual Meeting of Stockholders, no fees were paid to any third party to identify or evaluate a potential director nominee.

Director Nomination

        The Company's board of directors shall be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policy making and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.

        The Nominating and Corporate Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the board of directors has the ability to perform its oversight function effectively.

        The Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Committee does not have a formal diversity policy; however, the Committee considers the diversity of candidates to ensure that the board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the board's overall effectiveness in carrying out its responsibilities.

        The Nominating and Corporate Governance Committee considers the following specific characteristics in making its nominations for our board of directors:

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  Personal and professional integrity;

  •
  Exceptional ability and broad business judgment;

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  Skills, knowledge and a diverse perspective;

  •
  Leadership;

  •
  Industry knowledge;

  •
  Business creativity and vision; and

  •
  Overall experience, age and diversity.

        For additional information relating to the nomination process, see the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

        At this Annual Meeting of Stockholders, there are four nominees for election to the board of directors, each of whom, if elected, will serve as a Class II director. The Class II directors, each of whom was recommended for election by the Nominating and Corporate Governance Committee, will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2019. The names of each nominee and continuing director, their respective ages (as of March 16, 2016), class of the board of directors, the year during which each director's current term expires, the year they became a Company director and any current or former directorships of other publicly-held corporations (within the last five years) appear below in tabular format. Additional biographical information about our nominees and continuing directors is set forth in more detail below. There are no family relationships among any director, executive officer or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and each nominee has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual Meeting of Stockholders, which is not anticipated, the proxies will be voted for such other person as may be recommended by the Nominating and Corporate Governance Committee and the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term	Director Since	Current or Former Public Company Directorships(2)
Thomas D. Bell, Jr.(1)	66	II	2016	2002	AGL Resources, Inc. (NYSE: AGL)
					Norfolk Southern Corporation (NYSE: NSC)
David H. Keyte(1)	59	II	2016	2006	N/A
Amy E. Miles(1)	49	II	2016	2009	Norfolk Southern Corporation (NYSE: NSC)
					Townsquare Media Inc. (NYSE: TSQ)
					National CineMedia, Inc. (NasdaqGS: NCMI)
Lee M. Thomas(1)	71	II	2016	2006	Airgas, Inc. (NYSE: ARG)
					Dupont (NYSE: DD)
					Rayonier, Inc. (NYSE: RYN)
Charles E. Brymer	56	I	2018	2007	N/A
Michael L. Campbell	62	I	2018	2002	National CineMedia, Inc. (NasdaqGS: NCMI)
Alex Yemenidjian	60	I	2018	2005	Guess?, Inc. (NYSE: GES)
					Tropicana Las Vegas Hotel and Casino, Inc.
Stephen A. Kaplan	57	III	2017	2002	Oaktree Capital Group, LLC (NYSE: OAK)
					Genco Shipping & Trading Limited (NYSE: GNK)
					Townsquare Media Inc. (NYSE: TSQ)
Jack Tyrrell	69	III	2017	2006	N/A

(1)
Director nominee.

(2)
For a detailed description of current or former public company directorships held within the last five years, please see each individual director's biographical summary immediately below.

Nominees and Continuing Directors of the Company

        All of our directors and director nominees bring extensive management and leadership experience acquired through their individual roles as executives and business leaders in many diverse areas of business. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, many of our directors and director nominees bring public company board experience—either significant experience on other boards or long service on our board—that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions.

        In the paragraphs below, we describe each director's individual management and leadership experience for at least the last five years, which we believe, in the aggregate, creates a well-rounded and capable board of directors and contributes to the overall effectiveness of our board and each of its committees.

Nominees for Director—Class II
For a Three Year Term Expiring 2019

        Thomas D. Bell, Jr., 66, is our Lead Director and has served on the board of directors since March 2002. He is the Chairman of our Nominating and Corporate Governance Committee. Mr. Bell is currently the Chairman of Mesa Capital Partners, a real estate investment company, and serves as a director at AGL Resources, Inc. (NYSE: AGL) and Norfolk Southern Corporation (NYSE: NSC). Previously, he served as the non-executive Chairman of SecurAmerica LLC, a national commercial security company, from January 2010 until September 2012, and as the Chief Executive Officer and a director of Cousins Properties Incorporated (NYSE: CUZ), a real estate investment trust, from January 2001 until July 2009. Prior thereto, Mr. Bell served as senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Mr. Bell also spent ten years with Young & Rubicam and retired as the Chairman and Chief Executive Officer. Mr. Bell served as a director of Lincoln National Corporation Co. (NYSE: LNC) from May 1988 to May 2005.

        The Nominating and Corporate Governance Committee has determined that Mr. Bell's extensive public company board experience together with his real estate, investment and executive management experience make him a suitable nominee for reelection to the Company's board of directors. In addition, the Nominating and Corporate Governance Committee believes Mr. Bell brings to the board of directors a valuable historical perspective of board and Company operations.

        David H. Keyte, 59, has served as a director since September 2006 and was appointed as a member of our Compensation Committee in August 2011. Mr. Keyte is the Chairman of the Board and Chief Executive Officer of Caerus Oil and Gas LLC, which he co-founded in November 2009. Prior to that, Mr. Keyte held senior executive positions at Forest Oil Corporation from November 1997 until November 2009, including the positions of Chief Financial Officer, Executive Vice President and Chief Accounting Officer.

        The Nominating and Corporate Governance Committee has determined that Mr. Keyte's extensive executive management experience and his finance and accounting background make him a suitable nominee for reelection to the Company's board of directors.

        Amy E. Miles, 49, was appointed to serve as our Chair of the Board in March 2015. She has served as a director and as our Chief Executive Officer since June 2009. Prior to becoming our Chief Executive Officer, Ms. Miles served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2002 through June 2009. Ms. Miles has also served in various executive officer positions, including Chief Executive Officer, Executive Vice President, Chief Financial Officer and Treasurer, of Regal Cinemas, Inc., a wholly owned subsidiary of the Company, since April 1999. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and was with PricewaterhouseCoopers, LLP from 1989 to 1998. Ms. Miles currently serves as a director for Norfolk Southern Corporation (NYSE: NSC) and Townsquare Media Inc. (NYSE: TSQ), and she serves as an Executive Board Member of the National Association of Theatre Owners. Ms. Miles previously served as a director of National CineMedia, Inc. (NasdaqGS: NCMI) from June 2011 to April 2015.

        The Nominating and Corporate Governance Committee has determined that Ms. Miles' finance and accounting background together with her extensive industry knowledge make her a suitable nominee for reelection to the Company's board of directors. In addition, since Ms. Miles has been involved with the Company for over fourteen years, the Nominating and Corporate Governance Committee believes that Ms. Miles brings to the board of directors a valuable historical perspective of board and Company operations.

        Lee M. Thomas, 71, has served as a director since May 2006 and is a member of our Nominating and Corporate Governance Committee. Mr. Thomas served as the Chairman of the Board of Rayonier, Inc. from July 2007 until his retirement in May 2012. Mr. Thomas also served as the Chief

Executive Officer of Rayonier, Inc. from March 2007 until December 31, 2011 and as its President from March 2007 until December 31, 2010. Prior to that, Mr. Thomas held senior executive positions at Georgia Pacific Corporation from 1993 until December 2005, including the position of President and Chief Operating Officer. Prior thereto, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas currently serves as a director for Airgas, Inc. (NYSE: ARG) and Dupont (NYSE: DD) and previously served as a director of Rayonier, Inc. (NYSE: RYN) from June 2006 through May 2012. Mr. Thomas also served as a director of the Federal Reserve Bank of Atlanta until January 2011.

        The Nominating and Corporate Governance Committee has determined that Mr. Thomas' extensive management experience in the governmental sector coupled with his executive and leadership roles, including public company board experience, in the private sector make him a suitable nominee for reelection to the Company's board of directors.

        The board of directors unanimously recommends a vote "FOR" the election of each of the four nominees to serve as a Class II Director.

Continuing Directors—Class III
Term Expires 2017

        Stephen A. Kaplan, 57, has served as a director since March 2002 and is the Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Kaplan is currently a principal and director of Oaktree Capital Group, LLC. From 1995 until 2015, Mr. Kaplan managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Group, LLC, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Cannery Casino Resorts, LLC, Oaktree Capital Group, LLC (NYSE: OAK), OCM Holdco, LLC, Pierre Foods, Inc. and Townsquare Media Inc. (NYSE: TSQ). Mr. Kaplan served on the board of directors of Alliance Healthcare Services, Inc. (formerly known as Alliance Imaging, Inc.) (NYSE: AIQ) until May 2008 and on the board of Genco Shipping & Trading Limited (NYSE: GNK) until February 2013.

        The Nominating and Corporate Governance Committee has determined that Mr. Kaplan's legal background and education, extensive investment background and public company board experience make him a suitable continuing member of the Company's board of directors. In addition, since Mr. Kaplan has been a Company director since 2002, the Nominating and Corporate Governance Committee believes Mr. Kaplan brings to the board of directors a valuable historical perspective of board and Company operations.

        Jack Tyrrell, 69, has served as a director since May 2006 and is a member of our Audit Committee. Mr. Tyrrell has founded five venture capital funds since 1985 and has experience serving as a director over the past 25 years for various portfolio companies. In the past five years, Mr. Tyrrell has served on the board of directors of Physicians Capital, HCT Investments, LLC, Cicayda, LLC, Besito LLC and Ampersand Health, LLC.

        The Nominating and Corporate Governance Committee has determined that Mr. Tyrrell's extensive business experience together with his lengthy board service on various boards of directors make him a him a suitable continuing member of the Company's board of directors.

Continuing Directors—Class I
Term Expires 2018

        Charles E. Brymer, 56, has served as a director since September 2007 and is a member of our Audit Committee and our Compensation Committee. Mr. Brymer has served as President and Chief Executive Officer of DDB Worldwide Communications Group, Inc., an advertising and communications company that is part of the Omnicom Group, since April 2006. Mr. Brymer served as Chairman and Chief Executive Officer of Interbrand Group, a branding and design firm, from 1994 to 2006.

        The Nominating and Corporate Governance Committee has determined that Mr. Brymer's extensive executive management and branding and advertising experience make him a suitable continuing member of the Company's board of directors.

        Michael L. Campbell, 62, has served as a director since March 2002 and has held the honorary title of Chairman Emeritus since March 2015. Mr. Campbell served as the Chairman of the Board from May 2005 to March 2015 and was the Chief Executive Officer of the Company from May 2005 until June 2009. Prior to that, he was the Co-Chairman of the Board and Co-Chief Executive Officer from March 2002 until May 2005. Mr. Campbell founded Regal Cinemas, Inc., a wholly owned subsidiary of the Company, in November 1989, and served in various executive officer positions, including Chief Executive Officer and Executive Chairman of the Board, from its inception until December 2011. Prior to Mr. Campbell's service with Regal Cinemas, Inc., he served as the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell served as a director of National CineMedia, Inc. (NasdaqGS: NCMI) from October 2006 until December 2011 and as a director of National CineMedia, LLC from March 2005 until June 2011.

        The Nominating and Corporate Governance Committee has determined that Mr. Campbell's extensive industry knowledge and executive management experience make him a suitable continuing member of the Company's board of directors. The Nominating and Corporate Governance Committee believes Mr. Campbell brings to the board of directors a valuable historical perspective of board and Company operations.

        Alejandro (Alex) Yemenidjian, 60, has served as a director since October 2005 and is the Chairman of our Audit Committee. Mr. Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005, Chairman of the Board of Armenco Capital, LLC, a private development company, since April 2013 and Chairman of the Board and Managing Partner of Armenco Restaurant Group, LLC, a private restaurant development company, since 2014. He served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel and Casino, Inc. from July 2009 to August 2015. He served as Chairman of the Board and Chief Executive Officer of Metro Goldwyn Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. ("MGM") (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) (NYSE: MGM) from 1989 to 2005 and held senior executive positions with MGM, including President, Chief Operating Officer and Chief Financial Officer, from May 1994 through December 1999. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro Goldwyn Mayer Inc., and of MGM from January 1990 to January 1997 and from February 1999 to April 1999. Prior to 1990, Mr. Yemenidjian was the Managing Partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian currently serves as a director of Guess?, Inc. (NYSE: GES) and Baron Investment Funds Trust.

        The Nominating and Corporate Governance Committee has determined that Mr. Yemenidjian's accounting and finance background coupled with his extensive executive management and public company board experience make him a suitable continuing member of the Company's board of directors.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that reflect the principles by which the Company operates and set forth the Company's director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, Chief Executive Officer performance review, management succession planning and other policies for the governance of the Company. Copies of the Corporate Governance Guidelines are available on our website at www.regmovies.com under "Investor Relations"—"Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Code of Business Conduct and Ethics

        Our board of directors adopted the Code of Business Conduct and Ethics applicable to the Company's directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company's conflict of interest policy, records retention policy, insider trading policy and policies for the protection of the Company's property, business opportunities and proprietary information. The Code of Business Conduct and Ethics requires prompt disclosure to stockholders of any waiver of the Code of Business Conduct and Ethics for executive officers or directors made by the board of directors or any committee thereof. Copies of the Code of Business Conduct and Ethics are available on our website at www.regmovies.com under "Investor Relations"—"Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Risk Management

        The Company's board of directors believes that oversight of the Company's risk management efforts is the responsibility of the entire board of directors. We view risk management as an important part of the Company's overall strategic planning process. The board of directors receives updates from its committees on individual areas of risk. In addition, the Audit Committee established an internal audit function to provide management, the Audit Committee and the board of directors with ongoing assessments of the Company's risk management processes and system of internal controls. As part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

Board and Committee Information

        The board of directors held six meetings during our fiscal year ended December 31, 2015, to which we refer as fiscal 2015. Each of our then incumbent directors, except for Messrs. Yemenidjian and Brymer, attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors during fiscal 2015. Mr. Yemenidjian attended four of the six meetings of the Company's board of directors, and Mr. Brymer attended four of the seven meetings of the Company's Audit Committee.

Communications with the Board

        Interested parties, including our stockholders, desiring to communicate with our board members, including our Lead Director or non-management directors as a group, may do so by mailing a request to the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom they are addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director upon request.

Stockholder Recommendations of Candidates for Director

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The Nominating and Corporate Governance Committee employs a process for evaluating all candidates for director, including those recommended by stockholders. See the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

Director Independence

        Our board of directors has determined that each of Messrs. Bell, Brymer, Kaplan, Keyte, Thomas, Tyrrell and Yemenidjian qualifies as an independent director under the applicable listing standards of the NYSE and the Company's categorical standards for independence adopted by our board of directors, as set forth below. In addition, each member of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualifies as an independent director under the applicable listing standards of the NYSE and SEC rules applicable to such committees. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination, after a review of all relevant information, that the director has no material relationship with the Company. Under the categorical standards for independence established by our board of directors, a director will not be considered independent if the director:

  •
  is, or within the last three years has been, employed by the Company;

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  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person's home) who is, or within the last three years has been, employed as an executive officer of the Company;

  •
  has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  has an immediate family member who received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company other than pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

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  is a current partner or employee of the Company's auditor;

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  was, within the last three years, a partner or employee of the Company's auditor and personally worked on the Company's audit during that time;

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  has an immediate family member who is a current partner of the Company's auditor;

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  has an immediate family member who is a current employee of the Company's auditor and personally works on the Company's audit;

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  has an immediate family member who was, within the last three years, a partner or employee of the Company's auditor and personally worked on the Company's audit during that time;

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  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

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  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

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  is an employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

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  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

        The board of directors also considers whether a director is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such charitable organization's consolidated gross revenues, although such a relationship will not preclude the board from finding any such director to be independent.

        Ms. Miles and Mr. Campbell are not considered independent directors under the applicable listing standards of the NYSE or the Company's categorical standards described above, as Ms. Miles is currently the Company's Chief Executive Officer and Mr. Campbell, who served as our Chief Executive Officer until June of 2009, has two immediate family members who each receive more than $120,000 in direct compensation from the Company. Mr. Campbell's familial relationships are further described below under the heading "Related Party Transactions."

Board Leadership Structure

        From January 2, 2015 to March 4, 2015, Mr. Campbell served as our Chairman of the Board. On March 5, 2015, Ms. Miles was appointed Chair of the Board, and in recognition of Mr. Campbell's years of service to the Company as both the former Chairman and former Chief Executive Officer, on March 5, 2015 the board of directors bestowed upon him the honorary title of Chairman Emeritus for so long as he remains an elected member of the board of directors. During fiscal 2015, Ms. Miles also served as our Chief Executive Officer. Our bylaws and Corporate Governance Guidelines permit the roles of Chair of the Board and Chief Executive Officer to be filled by different individuals or the same individual, depending upon the circumstances of the Company and what our board of directors believes is in the best interests of our stockholders at a given point in time.

        The board of directors' current view is that combining the role of Chair and Chief Executive Officer is in the best interests of our stockholders as it furthers the development and execution of the Company's strategy and creates efficiencies by aligning the interests of our predominantly independent board of directors and our management team. The board of directors believes that Ms. Miles has demonstrated the knowledge, leadership skills and vision necessary to lead the Company and the board of directors, and will continue to build value for our stockholders in this dual role.

        Our board of directors believes that it obtains additional effective board leadership through the role of the independent Lead Director, currently filled by Mr. Bell. The Lead Director works in collaboration with the Chair to manage the affairs of the board of directors, including being satisfied that the board of directors operates independently of management, meets its corporate governance obligations and has the necessary resources, including external advisors and consultants, to carry out its responsibilities. The Lead Director advises the Chair on the scope, quality, quantity and timeliness of information sent to the board of directors and serves as a liaison between the Chair and the non-management directors. Additionally, the Lead Director performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the board of directors or the non-management directors from time to time. The board of directors has structured the role of our Lead Director to strike an appropriate balance to the combined Chair and Chief Executive Officer and to fulfill the important requirements of independent leadership on the board of directors.

Executive Sessions

        Our non-management directors meet in an executive session at least once per year and approve a non-management Lead Director annually. For fiscal 2015, the Lead Director was Thomas D. Bell, Jr. and Mr. Bell will continue to serve in this role for fiscal 2016. We intend to hold an executive session including only our non-management directors at least once a year.

Attendance at Annual Meetings

        We encourage, but do not require, our board members to attend our Annual Meeting of Stockholders. Last year, all nine of our directors attended such meeting.

Committees

        Our board of directors has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The standing committees are comprised entirely of independent directors as provided in the table below.

Board Member	Audit	Compensation	Nominating and Corporate Governance
Thomas D. Bell, Jr.*			X
Charles E. Brymer*	X	X
Michael L. Campbell
Stephen A. Kaplan*		X	X
David H. Keyte*		X
Amy E. Miles
Lee M. Thomas*			X
Jack Tyrrell*	X
Alex Yemenidjian*	X
Meetings Held in Fiscal 2015	7	3	2

*
independent director

        Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, adopted by our board of directors, which is available on our website at www.regmovies.com under "Investor Relations"—"Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The functions performed by each of the committees of the board of directors are briefly described below.

Audit Committee

        The primary duties and responsibilities of the Audit Committee are to:

  •
  assist the board of directors in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, and (iv) the performance of the Company's internal audit function and the independent registered public accounting firm; and

  •
  prepare the report required to be included in our annual meeting proxy statements.

        Our board of directors has determined that each of the members of the Audit Committee is financially literate and that Mr. Yemenidjian qualifies as an "audit committee financial expert" within the meaning of the rules and regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity based plans. The Compensation Committee's duties and responsibilities are to:

  •
  review and approve corporate goals and objectives relevant to the compensation of the Company's executive officers;

  •
  evaluate the performance of the Company's executive officers in light of such goals and objectives; and

  •
  determine and approve the Company's executive officers' compensation levels based on such evaluation.

        The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis with our management, and based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

        Under our Compensation Committee Charter, the Compensation Committee has the authority to retain and terminate any compensation consultant and has the sole authority to approve the consultant's fees and other retention terms. In the past, the Compensation Committee engaged outside compensation consultants Mellon Human Resources & Investor Services and Towers Perrin to review and make recommendations regarding our executive and director compensation programs and our long-term incentive based compensation. Certain elements of our executive and director compensation programs have been developed, based in part, on the recommendations of these outside compensation consultants.

        During fiscal 2012, we retained Aon Hewitt to conduct a review of our director compensation program as compared to other similarly situated companies. That review continued during fiscal 2013, and in November 2013, our Compensation Committee approved changes to our director compensation program effective for fiscal 2013 to more closely align that program with similarly situated companies. See the discussion under the heading "Corporate Governance—Director Compensation During Fiscal 2015" for a description of this program.

        During fiscal 2014, the Compensation Committee retained Aon Hewitt to conduct a peer group study considering the compensation practices and competitive market for executives at companies with which the Company competes for executive talent and to advise on fiscal 2015 executive officer compensation decisions. Based on the information Aon Hewitt provided, our Compensation Committee approved changes to our executive compensation program effective beginning in fiscal 2015 to ensure that our total compensation remains competitive with the total compensation for executives in comparable positions at companies in the peer group study. The Compensation Committee assessed the independence of Aon Hewitt pursuant to applicable NYSE listing standards and SEC rules and concluded that no conflict of interest exists that would prevent Aon Hewitt from serving as an independent consultant to the Compensation Committee. See the discussion under the heading "Compensation Discussion and Analysis" for further information regarding the executive compensation program.

        The Compensation Committee has the authority to obtain advice and assistance from our executives, internal or external legal, accounting or other advisors as it determines necessary to carry out its duties. Under the Compensation Committee Charter; however, none of our executives shall be involved in the Compensation Committee's determination of his or her own compensation. The Compensation Committee has the ability to delegate its authority to its members or a subcommittee as it deems appropriate, provided that any delegate or subcommittee shall report any actions taken by it to the whole Compensation Committee at the Compensation Committee's next regularly scheduled meeting.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's duties and responsibilities are to:

  •
  identify qualified nominees for our board of directors;

  •
  develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities; and

  •
  oversee an annual evaluation of the board of directors and management.

        The Nominating and Corporate Governance Committee has the ability to consider nominees recommended by stockholders and other interested parties and does not distinguish between nominees recommended by our stockholders and those recommended by other parties. The procedures to be followed by stockholders in submitting such recommendations are available in our bylaws. The deadline for submitting director candidates for nomination for election at the next Annual Meeting is discussed below under the section "Stockholder Proposals."

        The Nominating and Corporate Governance Committee identifies director candidates based on input provided by a number of sources, including members of the Nominating and Corporate Governance Committee, other directors, our stockholders, our Chief Executive Officer and third parties. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the Nominating and Corporate Governance Committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. The Nominating and Corporate Governance Committee does not have a formal diversity policy; however, it considers the diversity of candidates to ensure that the board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the board's overall effectiveness in carrying out its responsibilities. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

Director Compensation During Fiscal 2015

        Directors who are our employees or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings.

In fiscal 2015, we provided the following annual compensation to directors who were not employed by us or our subsidiaries:

Name	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation(3)	Total
Michael L. Campbell	$70,000	$200,000	$8,385	$278,385
Thomas D. Bell, Jr.	$95,000	$110,000	$4,612	$209,612
Charles E. Brymer	$85,750	$110,000	$4,612	$200,362
Stephen A. Kaplan	$90,200	$110,000	$4,612	$204,812
David H. Keyte	$72,000	$110,000	$4,612	$186,612
Lee M. Thomas	$68,900	$110,000	$4,612	$183,512
Jack Tyrrell	$73,750	$110,000	$4,612	$188,362
Nestor R. Weigand, Jr.(4)	$20,225	$0	$1,153	$21,378
Alex Yemenidjian	$87,500	$110,000	$4,612	$202,112

(1)
Non-employee directors, other than Mr. Campbell and Mr. Weigand, received an annual cash retainer for service on our board of directors of $60,000 during fiscal 2015. From January 2, 2015 to March 4, 2015, Mr. Campbell served as our Chairman of the Board. On March 5, 2015, Ms. Miles was appointed Chair of the Board, and in recognition of Mr. Campbell's years of service to the Company as both the former Chairman and former Chief Executive Officer, the board of directors bestowed upon him the honorary title of Chairman Emeritus for so long as he remains an elected member of the board of directors. During fiscal 2015, pursuant to the terms of the Separation and General Release Agreement, dated December 20, 2011, between Mr. Campbell and the Company, Mr. Campbell received a pro-rated cash retainer of $70,000 for his services as Chairman of the Board through March 4, 2015 and as a member of the board of directors for the remainder of fiscal 2015. Mr. Weigand resigned from his position as a director of the Company on April 10, 2015, and received a pro-rated cash retainer of $15,000 for his service during fiscal 2015. During fiscal 2015, Mr. Bell received an additional $20,000 annual cash retainer for his service as our Lead Director. During fiscal 2015, Mr. Yemenidjian, the Chairman of the Audit Committee, received an additional $27,500 annual cash retainer and Messrs. Brymer and Tyrrell each received an additional $13,750 annual cash retainer for their service on the Audit Committee. During fiscal 2015, Mr. Kaplan, the Chairman of the Compensation Committee, received an additional $21,300 annual cash retainer; Messrs. Keyte and Brymer each received an additional $12,000 annual cash retainer for their service on the Compensation Committee; and Mr. Weigand received an additional pro-rated cash retainer of $3,000 for his service on the Compensation Committee. During fiscal 2015, Mr. Bell, the Chairman of the Nominating and Corporate Governance Committee, received an additional $15,000 annual cash retainer; Messrs. Kaplan and Thomas each received an additional $8,900 annual cash retainer for their service on the Nominating and Corporate Governance Committee; and Mr. Weigand received an additional pro-rated cash retainer of $2,225 for his service on the Nominating and Corporate Governance Committee.

(2)
On January 28, 2015, pursuant to the terms of the Separation and General Release Agreement, dated December 20, 2011, between Mr. Campbell and the Company, Mr. Campbell received a grant of 9,528 restricted shares of Class A common stock having at the time of the grant a fair market value of approximately $200,000. On that same date, each of our other non-employee directors received a grant of 5,241 restricted shares of Class A common stock having, at the time of the grant, a fair market value of approximately $110,000, based on the closing market price of the Company's Class A common stock of $20.99 per share on such date. Each of these shares of restricted stock vests on the first anniversary of the date of grant. These amounts represent the portion of the fair value of the restricted shares granted during fiscal 2015 (disregarding estimated forfeitures for service based vesting conditions) for financial statement reporting purposes in accordance with FASB ASC Topic 718, and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized.

(3)
Represents dividends paid on the shares of restricted stock held by our non-employee directors during fiscal 2015.

(4)
Mr. Weigand resigned from his position as a director of the Company effective as of April 10, 2015. As a result of his resignation, Mr. Weigand forfeited all stock awards granted to him in fiscal 2015 as part of his annual director compensation.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of March 18, 2016, based upon our review of documents filed with the SEC with respect to the ownership of our shares of Common Stock, for:

  •
  each of our directors and our executive officers listed in the Summary Compensation Table provided below, whom we refer to as our named executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each person known by us to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 133,085,492 shares of Class A common stock and 23,708,639 shares of Class B common stock outstanding as of the close of business on March 18, 2016.

	Class A common stock		Class B common stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percentage of Voting Power(2)
Directors
Thomas D. Bell, Jr.(3)	96,962	*	—	—	*
Charles E. Brymer(3)	65,339	*	—	—	*
Michael L. Campbell(3)	693,222	*	—	—	*
Stephen A. Kaplan(3)	140,595	*	—	—	*
David H. Keyte(3)(4)	74,719	*	—	—	*
Lee M. Thomas(3)	79,773	*	—	—	*
Jack Tyrrell(3)(5)	269,773	*	—	—	*
Alex Yemenidjian(3)	11,442	*	—	—	*
Named Executive Officers
Amy E. Miles(6)	588,405	*	—	—	*
Gregory W. Dunn(7)	129,916	*	—	—	*
Peter B. Brandow(8)	268,052	*	—	—	*
David H. Ownby(9)	206,662	*	—	—	*
Group
All directors and executive officers as a group (12 persons)	2,624,860	2.0%	—	—	*
Five Percent Stockholders
The Anschutz Corporation(10)	73,708,639	47.0%	23,708,639	100%	77.6%
TD Bank Financial Group(11)	7,710,663	5.8%	—	—	2.1%

*
Represents less than 1%.

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director and executive officer is 7132 Regal Lane, Knoxville, Tennessee 37918. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them. Shares of Class A common stock that may be issuable upon the conversion of Class B common stock or performance shares within 60 days of March 18, 2016 are deemed outstanding for calculating the percentage of outstanding shares of the person holding such Class B common stock or performance shares, but are not deemed outstanding for calculating the percentage of any other person. Class B common stock may convert into Class A common stock on a one-for-one basis upon the election of the holder thereof.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
Includes 6,201 shares of restricted stock.

(4)
Represents direct ownership of 63,185 shares of Class A common stock and indirect ownership of 11,534 shares of Class A common stock. The indirect ownership of 11,534 shares of Class A common stock consists of 5,767 shares held by the Hemingway Irrevocable Trust and 5,767 shares held by the Katherine Elizabeth Keyte Trust.

(5)
Represents direct ownership of 6,201 shares of Class A common stock and indirect ownership of 263,572 shares of Class A common stock. The indirect ownership of 263,572 shares of Class A common stock consists of 26,888 shares held by the Jack Tyrrell Revocable Trust, 100,000 shares held by JRS Partners GP and 136,684 shares held by the Sandra F. Tyrrell Revocable Trust.

(6)
Includes 188,103 shares of restricted stock.

(7)
Includes 74,151 shares of restricted stock.

(8)
Includes 54,668 shares of restricted stock.

(9)
Includes 59,649 shares of restricted stock.

(10)
Based on information contained in the most recently available Schedule 13G/A filed by The Anschutz Corporation (formerly Anschutz Company) with the SEC on February 14, 2011. The 73,708,639 shares of Class A common stock represent: (i) 42,700,730 shares of Class A common stock owned directly by The Anschutz Corporation, (ii) 5,839,416 shares of Class A common stock owned by Anschutz Family Investment Company ("AFIC"), (iii) 1,459,854 shares of Class A common stock owned by AFIC II, and (iv) 23,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock owned by The Anschutz Corporation. The Anschutz Corporation is the manager and one percent owner of both AFIC and AFIC II and may be deemed to beneficially own all shares held by AFIC and AFIC II. The address of The Anschutz Corporation is 555 17th Street, Suite 2400, Denver, CO 80202.

(11)
Based on information contained in the Schedule 13G/A filed jointly by TD Asset Management Inc. ("TDAM") and Epoch Investment Partners, Inc. ("Epoch") with the SEC on February 11, 2016. TDAM and Epoch are wholly owned subsidiaries of TD Bank Financial Group. TDAM beneficially owns 295,170 shares of Class A common stock, Epoch beneficially owns 7,415,493 shares of Class A common stock, and collectively, TDAM and Epoch beneficially own 7,710,663 shares of Class A common stock. The address of TDAM is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. The address of Epoch is 399 Park Avenue, New York, New York 10022.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Executive officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during fiscal 2015, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

        Our board of directors has adopted a policy for the review, approval or ratification of transactions involving the Company and "related persons" as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:

  •
  Any proposed related person transaction must be reported to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, whom we refer to in this policy as authorized officers, and reviewed and approved by the Audit Committee, after full disclosure of the related person's interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

  •
  If an authorized officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of such authorized officer.

  •
  An authorized officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

  •
  In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions

        During fiscal 2015, in connection with an agreement with an affiliate of The Anschutz Corporation, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million. The Anschutz Corporation is the beneficial owner of more than five percent of the Company's voting securities, as disclosed under the heading "Beneficial Ownership of Voting Securities."

        During fiscal 2015, Regal Cinemas incurred less than $0.1 million of expenses payable to affiliates of the The Anschutz Corporation for certain advertising services. Also during fiscal 2015, Regal Cinemas received approximately $0.1 million from an affiliate of the The Anschutz Corporation for rent and other expenses related to a theatre facility.

        During fiscal 2015, the Company received approximately $0.5 million from an affiliate of The Anschutz Corporation for management fees related to a theatre site in Los Angeles, California.

        During fiscal 2015, Mr. Campbell's brothers, Charles Campbell and Rick Campbell, were employed by us as our Vice President of Security and Vice President of Information Technology, respectively. Charles Campbell's compensation for fiscal 2015 was approximately $182,000. Rick Campbell's compensation for fiscal 2015 was approximately $209,000. Mr. Campbell is currently a Class I director with his term expiring in 2018.

        The Audit Committee has reviewed and approved or ratified these transactions.

Employment Agreements

        We have entered into employment agreements with each of our named executive officers. For the details of these agreements, see the discussion under the heading "Compensation Discussion and Analysis—Elements of Compensation" below.

Indemnification Agreements

        Regal Cinemas, Inc. ("Regal Cinemas") has entered into indemnification agreements with each of Ms. Miles and Messrs. Ownby, Dunn, Brandow and Campbell. The indemnification agreements provide that Regal Cinemas will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, deliberately dishonest or in bad faith or constituted willful misconduct. Under the employment agreements with each of our named executive officers, the Company will indemnify each such executive against all liabilities, with respect to such executive's service as an officer, and as a director, to the extent applicable.

        On March 3, 2006, the board of directors adopted a form of Director Indemnification Agreement to be used as a template for future indemnification agreements between the Company and its directors. Pursuant to the indemnification agreement, the Company will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance for our directors. As of the date of this proxy statement, the Company has entered into indemnification agreements with each of its directors.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. In March 2004, our board of directors adopted a written charter for our Audit Committee, and has since re-evaluated it in connection with the filing of our annual report on Form 10-K with the SEC. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2015 annual report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. KPMG is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Auditing Standard No. 16, Communications with Audit Committees (as amended), and all other matters required to be discussed with the auditors. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence, and, with KPMG, has discussed KPMG's independence.

        Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our annual report on Form 10-K for fiscal 2015, for filing with the SEC.

        Respectfully submitted on April 6, 2016 by the members of the Audit Committee of the board of directors.

Alex Yemenidjian, Chairman Charles Brymer Jack Tyrrell

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

        KPMG served as our independent registered public accounting firm for fiscal 2015 and has been selected to serve as our independent registered public accounting firm for the current fiscal year, to which we refer as fiscal 2016, subject to stockholder ratification of the same. For the fiscal year ended January 1, 2015, to which we refer as fiscal 2014, and fiscal 2015, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our annual report filed on Form 10-K and the review of the financial statements included in our quarterly reports filed on Form 10-Q were approximately $1,187,000 (including consent fees of $55,000) for fiscal 2014 and $1,142,000 (including consent fees of $10,000) for fiscal 2015. For fiscal 2014 and fiscal 2015, such fees included fees for KPMG's examination of the effectiveness of the Company's internal control over financial reporting.

  •
  Audit Related Fees.  In fiscal 2014 and fiscal 2015, no fees were billed for professional services rendered by KPMG for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $20,000 for fiscal 2014 and $35,000 for fiscal 2015. All of these services are permitted non-audit services.

  •
  All Other Fees.  There were no other fees billed by or paid to KPMG in fiscal 2014 or fiscal 2015.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management or to an individual member of the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

        The primary goals of the Compensation Committee with respect to executive compensation are to create value for our stockholders in both the short and long term through growth in our earnings and profits and to motivate and reward our executive officers, including our current named executive officers, Ms. Miles and Messrs. Ownby, Dunn and Brandow. To achieve these goals, we maintain compensation plans that tie a substantial portion of our executives' overall compensation to key short-term and long-term strategic, operational and financial goals which, in fiscal 2015, were the achievement of budgeted levels of revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR") margin and other non-financial goals that the Compensation Committee and board of directors deem important. We implement this philosophy by focusing on the following three key objectives:

  •
  to attract, retain and motivate talented executives;

  •
  to tie annual and long-term compensation incentives to achievement of specified performance objectives; and

  •
  to create long-term value by aligning the interests of our executives with our stockholders.

        To achieve these objectives, management and the members of the Compensation Committee analyze market data and evaluate individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in companies of similar size operating in the domestic motion picture exhibition industry and other comparable companies. For fiscal 2015, these companies were AMC Entertainment Inc. and Cinemark, Inc., based on such companies' industry, size and scope of operations. The members of the Compensation Committee also take into account retention needs, internal pay equity, our relative performance and our own strategic goals in determining executive compensation. We generally rely on SEC filings made by each of the comparable companies or other publicly available data to collect this information.

        With respect to internal pay equity, in setting each element of compensation, the Compensation Committee makes an assessment of each executive position's responsibility for and ability to impact Company performance, and based on such analysis, provides for differing amounts of compensation with respect to different named executive officers. For example, Ms. Miles' and Mr. Dunn's Annual Executive Incentive Program targets and long-term performance based equity compensation awards, each as a percentage of base salary, are higher than those of other named executive officers, based on the Compensation Committee's determination that Ms. Miles, as our Chief Executive Officer, and Mr. Dunn, as our President and Chief Operating Officer, have the greatest management and oversight responsibility and have a greater ability to affect the Company's performance than our other named executive officers. In addition, the Compensation Committee's decisions with respect to each element of compensation take into account other elements of the executive officer's compensation. Specifically, we allow each of our named executive officers the opportunity to earn a larger portion of their overall compensation in the form of long-term performance based equity awards as opposed to base salary, in order to put a greater percentage of potential compensation at risk in any given year and to further align the interests of our executives with our stockholders.

        The Company has conducted in the past, and we intend to conduct in the future, an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes, which include determining the operating metrics (such as EBITDA and EBITDAR margin targets with respect to annual cash bonuses) and non-financial elements used to measure our performance and to compensate our executive officers. In appropriate circumstances, the Compensation Committee, in its discretion, considers the recommendations of members of management, primarily Ms. Miles, our Chief Executive Officer, in setting executive compensation. In particular, the Compensation Committee finds it appropriate to solicit management's advice regarding the competitiveness of our compensation program, its perceived effectiveness in attracting, retaining and motivating talented executives, and in evaluation of executives who report to management. In addition, Ms. Miles has the ability to call Compensation Committee meetings and regularly attends such meetings. This allows Ms. Miles to provide the Compensation Committee with her assessment of the performance of the Company's executives. The Compensation Committee, however, makes all final determinations regarding these awards and none of our executive officers are involved in the determination of their own compensation. Ms. Miles does not attend the portion of Compensation Committee meetings during which her compensation is determined.

        The Compensation Committee does not typically determine a set allocation or weight attributable to each element of compensation. Instead, the Committee considers all elements of the executive officer's total compensation package. The Compensation Committee targets compensation levels at or above the median of the comparable companies in order to be competitive, which allows the Company to achieve its objectives of attracting, retaining and motivating talented executives. The Compensation Committee bases awards of long-term compensation in part on the amount of current cash compensation that is paid to each executive officer, because we believe that tying a substantial portion of overall compensation opportunities to long-term equity awards such as restricted stock and performance shares helps to better align the interests of our named executive officers with our stockholders.

Elements of Compensation

        Our executive compensation program consists of the following elements:

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions at comparable companies, as well as seniority of the individual, and our ability to replace the individual. Generally, we believe that executive base salaries should be targeted near or above the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, as discussed above, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. Base salaries may also be adjusted at other appropriate times, such as at the time cash bonuses and restricted stock awards are made for the prior fiscal year, in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

        On May 5, 2009, we entered into amended and restated employment agreements with Ms. Miles and Mr. Dunn, and we entered into an employment agreement with Mr. Ownby. On January 13, 2010, we entered into an employment agreement with Mr. Brandow. Under their employment agreements, once increased, the base salaries for Ms. Miles and Messrs. Ownby, Dunn and Brandow may not be reduced, and, as so increased, become the "base salary" under the agreements. All such amended and restated employment agreements and Messrs. Ownby's and Brandow's employment agreements (which we collectively refer to as the "employment agreements") are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to which we refer as the Code.

        For fiscal 2015, the base salaries for our named executive officers were increased based on the results of the updated peer group study commissioned by the Compensation Committee, which indicated that the total compensation, including base salaries, of the Company's named executive officers was below desired market positioning levels. For fiscal 2016, the base salaries of our named executive officers were further increased based on the Compensation Committee's performance assessment and in keeping with the Company's compensation philosophy.

        Annual Executive Incentive Program.    Pursuant to the employment agreements with Ms. Miles and Messrs. Ownby, Dunn and Brandow, each such executive is eligible for annual cash incentive compensation under our Annual Executive Incentive Program, based on the Company's financial performance in relation to predetermined performance goals for the prior fiscal year. Under the material terms for our payment of executive incentive compensation, which has been approved by our board of directors and our stockholders, the Compensation Committee has negative discretion, which prohibits the Compensation Committee from increasing the amount of compensation payable if a performance goal is met, but allows the Compensation Committee to reduce or eliminate compensation even if such performance goal is attained. In addition to awards of annual cash incentive compensation under the Annual Executive Incentive Program, the Compensation Committee also has the authority to award discretionary annual performance bonuses to our executive officers outside such material terms. Any such discretionary annual performance bonuses, if awarded, may not be fully deductible under Section 162(m) of the Code. See the discussion under the heading "Tax Deductibility of Executive Compensation."

        The annual cash incentive compensation is intended to compensate officers for achieving short-term financial and operational goals and for achieving individual annual performance objectives over the course of one year. These objectives and goals vary from year to year and between named executive officers. They are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the current business environment and that such attainment was moderately likely, based upon the assumptions made in determination of the annual targets and the Company's historic performance with respect to similarly determined targets in prior years. In fiscal 2015, these targets were allocated among individual job performance and discretionary financial and strategic factors. Under the material terms for payment of our executive compensation, the discretionary financial and strategic factors used to determine the target award for our executives may be any one of, or a combination of, (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) EBITDA; (6) EBITDAR; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) EBITDAR margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue. In determining EBITDA and EBITDAR margin targets, the Company made assumptions regarding industry attendance figures for the fiscal 2015. Consistent with past practice, in consideration of awarding annual cash incentive bonuses, at the completion of the fiscal year, such EBITDA and EBITDAR margin targets are adjusted to reflect the actual industry attendance figures. Because industry attendance figures in 2015 were approximately 2% lower than those anticipated in determining the projected targets for the fiscal year, such EBITDA and EBITDAR margin targets were adjusted to approximately $588 million and approximately 33%, respectively. In fiscal 2015, the Company exceeded its adjusted EBITDA and EBITDAR margin targets. Because these annual cash incentive compensation amounts are intended to reward both overall Company and individual performance during the year, they can be highly variable from year to year, depending on factors both within and outside of the named executive officer's control. Therefore, when the relevant performance targets are not met, the Company does not pay its executive officers an annual cash incentive. The award of an annual cash incentive to our executive officers and the required satisfaction of target levels demonstrate the Company's appreciation of its financial risks, and in connection therewith, our board of directors believes that the Company's executive officers should participate in those financial risks as well.

        Pursuant to their employment agreements, each of Ms. Miles and Messrs. Ownby, Dunn and Brandow is eligible for a target annual cash incentive opportunity under our Annual Executive Incentive Program up to an amount equal to a specified percentage of such executive's salary. The Compensation Committee establishes the metrics for achievement of the bonus and may, in its sole discretion, provide for an opportunity to receive a "stretch incentive" if certain financial goals are achieved. Our Compensation Committee targeted annual cash incentive amounts to be paid in fiscal 2016 for performance during fiscal 2015 at 100% of base salary for Ms. Miles and Mr. Dunn and 85% of base salary for Messrs. Ownby and Brandow, with an additional "stretch incentive" amount of up to 50% of base salary for Ms. Miles and Mr. Dunn and up to 42.5% of base salary for Messrs. Ownby and Brandow. The actual amount of annual cash incentive, which varies by individual, is determined following a review of each named executive officer's individual performance and contribution to our strategic and financial goals. Each annual cash incentive is paid in cash in an amount reviewed and approved by the Compensation Committee in the first quarter following the completion of a given fiscal year. The Compensation Committee determined the cash incentives for fiscal 2015 for the named executive officers on January 13, 2016. The Company exceeded its adjusted EBITDA and EBITDAR margin targets in fiscal 2015 and the Compensation Committee evaluated performance and approved the payment of annual cash incentives at 100% of base salary for each of Ms. Miles and Mr. Dunn and at 85% of base salary for each of Messrs. Ownby and Brandow. See the discussion under the heading "Summary Compensation Table" for those amounts.

        For performance during fiscal 2016, our Compensation Committee will target annual cash incentive amounts at 100% of base salary for Ms. Miles and Mr. Dunn and 85% of base salary for Messrs. Ownby and Brandow, with an additional "stretch incentive" amount of up to 50% of base salary for Ms. Miles and Mr. Dunn and up to 42.5% of base salary for Messrs. Ownby and Brandow.

        Executive Equity Incentives.    We believe that creating long-term value for our stockholders is achieved, in part, by retaining our executive officers in a challenging business environment and aligning the interests of our executive officers with those of our stockholders. To achieve this goal, we utilize a combination of awards of shares of restricted stock and performance shares under our 2002 Stock Incentive Plan, which has been approved by our board of directors and our stockholders. Our restricted stock awards apply time-based vesting and our performance shares apply both performance and time-based vesting. Awarding restricted stock and performance shares enables us to account for our long term equity incentive program based on the price of our Class A common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of grant. In addition, the use of restricted stock and performance shares allows us to compensate our executives, in part, through the payment of dividends, which we declare from time to time on our Class A common stock. Thus, we believe, the use of restricted and performance shares provides additional linkage between the interests of our executive officers and our stockholders. Based on the recommendations of independent compensation consultants retained by the Compensation Committee and the Compensation Committee's analysis of our named executive officers' level of responsibility for market competitiveness and our performance, we currently target the total value of our equity incentive awards based on a factor ranging from 130% to 225% of our named executive officers' base salaries.

        In furtherance of these objectives and taking into account the higher potential risk of forfeiture for the performance shares, for fiscal 2015 the Compensation Committee awarded the named executive officers approximately 43% of such equity awards in restricted stock and approximately 57% of such equity awards in performance shares. These awards are described under the heading "2015 Grants of Plan-Based Awards." For fiscal 2015, the Compensation Committee targeted equity incentive awards of $2,238,750 for our Chief Executive Officer, Ms. Miles, which reflected 225% of Ms. Miles' base salary. Of this targeted amount, approximately 43% of such targeted equity incentive awards was allocated to restricted stock, with a targeted value of approximately $962,650, and approximately 57% was allocated to performance shares, with a targeted value of approximately $1,276,100, with the difference between the targeted value and the grant date fair value of such awards disclosed in the 2015 Grants of Plan-Based Awards table which is equal to the projected payment of dividends on performance shares. The Compensation Committee targeted equity incentive awards of $715,000, $862,750 and $637,000 for Messrs. Ownby, Dunn and Brandow, respectively, which reflected 130% of Mr. Ownby's fiscal 2015 base salary, 145% of Mr. Dunn's fiscal 2015 base salary and 130% of Mr. Brandow's fiscal 2015 base salary. Of such targeted amounts, approximately 43% of such targeted equity incentive awards was allocated to restricted stock, with a targeted value of approximately $307,500, $371,000 and $273,900, for Messrs. Ownby, Dunn and Brandow, respectively, and approximately 57% was allocated to performance shares, with a targeted value of approximately $407,500, $491,750 and $363,100 for Messrs. Ownby, Dunn and Brandow, respectively.

        For fiscal 2016, the Company will target the total value of our equity incentive awards based on a factor ranging from 130% to 225% of our named executive officers' base salaries.

        Restricted Stock.    As described above, awards of restricted stock serve to retain our executive officers over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with our Company for the vesting period. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible executive officers.

        Performance Shares.    Our performance shares provide our executive officers with equity incentives for attaining long-term corporate goals and maximizing stockholder value over the course of three years. The design of our long-term equity incentive program, the establishment of performance targets and the mix of performance and time-based targets as a percentage of each executive officer's compensation were established by our Compensation Committee and approved by our board of directors after discussion with, and recommendations from, our Chief Executive Officer (with respect to executives other than herself) and independent compensation consultants retained by the Compensation Committee.

        In fiscal 2008, the Company engaged outside compensation consultant Towers Perrin to review our long-term equity incentive program. Based upon the recommendations of Towers Perrin, in fiscal 2009, the Compensation Committee adopted an amended and restated form of performance share award agreement, to which we refer as the performance share award agreement. Specifically, the Compensation Committee adopted this form of performance share award agreement in order to: (i) more closely align the Company's compensation policy with competitive practices, (ii) increase the attraction and retention value of the Company's long-term incentive compensation program by utilizing performance goals viewed as more within our named executive officers' control, (iii) align the accounting expense of such long-term incentive compensation more closely with the income participants realize from the performance shares; and (iv) reinforce the Company's long term performance objectives using a method the Company regularly measures itself against for internal performance review. Under the performance share award agreement, the specified performance target is based on as-adjusted EBITDA targets, and on the calculation date for such awards, the Compensation Committee will determine the actual performance percentage by calculating for each of the three fiscal years prior to the calculation date the percentage by which the Company's actual adjusted EBITDA met or exceeded the adjusted annual EBITDA target for each such fiscal year, respectively, and averaging such performance percentages over such three fiscal year period. Like our awards of annual executive incentive compensation, such EBITDA targets will be adjusted annually at the completion of the fiscal year to reflect the actual industry attendance figures and to neither penalize nor reward our named executive officers for non-controllable industry results.

        Under our performance share award agreement, the adjusted annual EBITDA targets and number of corresponding performance shares issuable for the attainment of such return, are as follows:

Performance Goals and Number of Shares of Restricted Stock

Actual Performance Percentage(1)	Shares of Restricted Stock
Actual Performance Percentage < 90%	0% of Target Long Term Incentive
90% ≤ Actual Performance Percentage < 110%	100% of Target Long Term Incentive
Actual Performance Percentage ≥ 110%	150% of Target Long Term Incentive

(1)
During the first quarter of each year, the board of directors will determine a projected Adjusted EBITDA (as defined in the Company's quarterly earnings releases) for such year (the "Annual EBITDA Target"). During the first quarter of the following year, the Annual EBITDA Target will automatically adjust based upon any differences between forecasted attendance for the prior year and actual attendance for the prior year based on reported national box office revenue for such year (the "Adjusted Annual EBITDA Target"). The goal of this year-end adjustment to the Annual EBITDA Target is to neither penalize nor reward our named executive officers for non-controllable industry results. During the first quarters of 2015 and 2016, the Adjusted Annual EBITDA Target for the 2014 and 2015 performance share awards was determined to be approximately $557 million and $588 million, respectively. Adjusted EBITDA for 2014 was approximately 102% of the Adjusted Annual EBITDA Target and Adjusted EBITDA for 2015 was approximately 103% of the Adjusted Annual EBITDA Target.

        Under the performance share award agreements, the restricted shares each executive officer receives upon attainment of the specified performance goals are subject to further service based vesting for a period of one year beyond the calculation date. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted stock, if any, such executive receives.

Equity Grant Practices

        We generally seek to make equity compensation grants, in the form of restricted stock, in the first quarter following the completion of a given fiscal year. In addition, we grant restricted stock to new executives on their hire date. Such grants are awarded by the Compensation Committee. We do not have a specific program, plan or practice related to timing equity compensation awards to executives in coordination with the release of non-public information.

Executive Stock Ownership Guidelines

        Based on the recommendation of outside compensation consultant Mellon Human Resources & Investor Services, in 2004 we implemented stock ownership guidelines to require our executive officers to retain significant investments in the Company. We believe these guidelines foster long-term stock ownership and further align our named executive and other officers' interests with those of our stockholders. For 2016, all Company and Regal Cinemas executives with the title of Senior Vice President and above are required to meet an equity holding requirement, calculated by adding the value of an executive's shares of our Common Stock (including shares of restricted stock but excluding unvested performance shares), equal to a multiple of their base salary. The applicable multiple of base salary will be determined as follows:

  •
  Tier 1 (Chief Executive Officer): five times base salary;

  •
  Tier 2 (President, Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary; and

  •
  Tier 3 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

        The variation in holding requirements between executive positions was based in part upon the board of directors' assessment of each executive position's responsibility for and ability to impact Company performance, as well as to reflect the difference in amounts of equity awards between our named executive officers, as discussed under the heading "Goals and Objectives of Our Executive Compensation Program."

        Based in part on the recommendations of outside compensation consultant Towers Perrin, the Compensation Committee adopted changes to our executive stock ownership guidelines that were effective as of January 1, 2010 and that include providing a window for promoted executives to come into compliance with the guidelines, counting restricted shares against the guideline requirement, and eliminating the policy of withholding grants, replacing that policy with a retention ratio for executives who are below the compliance level.

Perquisites

        We do not grant perquisites to our executive officers.

Post-Termination Compensation

        We have entered into employment agreements with each of our named executive officers, as discussed under the heading "Base Salary." The employment agreements provide for severance payments if we terminate such executive officer's employment, or such executive officer resigns for good reason, within three months prior to, or within one year after, a change in control of the Company.

        Under the employment agreements, "good reason" is defined as one or more of the following conditions arising without consent of the executive and which has not been remedied by the Company within 30 days after notice by the executive: (i) a material reduction in the executive's base salary or the establishment of or any amendment to the Annual Executive Incentive Program which would materially impair the ability of the executive to receive the target bonus (other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the board); (ii) a material diminution of the executive's titles, offices, positions or authority, excluding for purposes of determining "good reason," an action not taken in bad faith; or the assignment to the executive of any duties inconsistent with the executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith; (iii) a transfer of the executive's primary workplace of more than 50 miles from the current workplace; (iv) a material breach of the employment agreement by the Company; or (v) the executive is no longer serving in the position(s) for which the employment agreement relates, and in the case of Ms. Miles, that she is no longer a member of the board of directors. Under the employment agreements, "change of control" is defined as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz.

        We believe these change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. The three month and one year periods are designed to retain our named executive officers through the date of the change in control and for a one-year period thereafter in order to allow us to effectuate the change in control and transition to new ownership with the benefit of the institutional knowledge and industry experience of these executive officers.

        We also provide for severance payments if we terminate the named executive officers' employment without cause or if the named executive officers terminate their employment for good reason. Under the employment agreements, "cause" is defined as (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the executive engaging in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the employment agreement by engaging in action in violation of the restrictive covenants in the employment agreement. For purposes of defining "cause" under the employment agreements, no act or failure to act by the executive shall be deemed "willful" if done, or omitted to be done, by such executive in good faith and with the reasonable belief that such action or omission was in the best interest of the Company.

        We believe that these termination provisions reflect both market practices and competitive factors. Our board of directors believes that these severance payments and benefit arrangements are necessary to attract and retain our named executive officers and believes that such provisions continue to reflect market practices and competitive factors. Additional information regarding the employment agreements and the quantified benefits that would be payable by the Company to these executive officers had termination occurred on December 31, 2015 is found below under the heading "Potential Payments upon Termination or Change in Control."

Consideration of Most Recent Advisory Vote on Executive Compensation

        The board of directors and the Compensation Committee considered the results of our most recent advisory vote on executive compensation, which was submitted to our stockholders at our 2015 Annual Meeting. Approximately 99% of the total number of votes cast at the 2015 Annual Meeting approved our executive compensation program, indicating support for our executive compensation philosophy, policies and practices. The Compensation Committee considered these results in determining to operate the fiscal 2015 executive compensation program similar to the fiscal 2014 compensation program.

        We intend to continue soliciting stockholder feedback to our executive compensation program by holding an advisory vote on an annual basis and will continue to consider the results of this process in evaluating the program and making future compensation decisions for our named executive officers. Further, we intend to seek an advisory vote on the frequency of our advisory vote on executive compensation at the Annual Meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of our executive compensation vote at that time.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1.0 million paid by a publicly traded corporation to its chief executive officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company's proxy statement for the following fiscal year, excluding the chief financial officer. Under the Code, however, there is no limitation on the deductibility of "qualified performance based compensation." In order to satisfy the requirement for qualified performance based compensation under the Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, among other requirements, every five years, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. Our stockholders last approved the material terms for payment of our executive incentive compensation at our 2013 Annual Meeting of Stockholders.

        Our Compensation Committee has taken, and intends to continue taking, the necessary steps to ensure that the Company's tax deduction is preserved and not materially impacted by the $1.0 million deductibility cap, provided, however, that the Compensation Committee reserves the right, in circumstances that it deems appropriate, to pay discretionary amounts that are not deductible if such payments are in the best interest of the Company.

COMPENSATION COMMITTEE REPORT

        Our Compensation Committee, which consists of Messrs. Kaplan, Brymer and Keyte, is composed entirely of independent directors based on the standards for independence of the NYSE as they relate to Compensation Committee membership.

        The Compensation Committee met with management to review and discuss this Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for fiscal 2015, and the board of directors has approved that recommendation.

        Respectfully submitted on April 6, 2016 by the members of the Compensation Committee.

Stephen A. Kaplan, Chairman Charles E. Brymer David H. Keyte

        In accordance with the rules and regulations of the SEC, the above report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows compensation information for fiscal 2015, 2014 and 2013 for our (i) Chief Executive Officer, (ii) Executive Vice President, Chief Financial Officer and Treasurer and (iii) two other executive officers, whom we refer to collectively in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Amy E. Miles,	2015	$995,000	$2,397,157	$995,000	$513,842	$4,900,999
Chief Executive Officer	2014	$848,720	$1,829,453	$848,720	$607,879	$4,134,772
	2013	$824,000	$1,813,821	$947,600	$509,378	$4,094,799
Gregory W. Dunn,	2015	$595,000	$923,798	$595,000	$212,391	$2,326,189
President and Chief	2014	$546,364	$736,079	$546,364	$254,645	$2,083,452
Operating Officer	2013	$530,450	$729,789	$610,018	$189,139	$2,059,396
David H. Ownby,	2015	$550,000	$765,752	$467,500	$169,298	$1,952,370
Executive Vice President,	2014	$445,578	$576,279	$334,184	$195,514	$1,551,555
Chief Financial Officer and	2013	$432,600	$571,362	$373,118	$144,883	$1,521,963
Treasurer
Peter B. Brandow,	2015	$490,000	$682,076	$416,500	$159,215	$1,747,791
Executive Vice President,	2014	$419,056	$541,978	$314,292	$187,021	$1,462,347
General Counsel and	2013	$406,850	$537,345	$350,909	$139,128	$1,434,232
Secretary

(1)
These amounts represent the portion of the fair value of the performance shares and restricted shares granted during fiscal 2015, fiscal 2014 and fiscal 2013 for financial statement reporting purposes in accordance with FASB ASC Topic 718, and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. See details of the assumptions used in valuation of the performance shares and restricted shares in Note 9 to the Company's audited consolidated financial statements, which are included in the Company's annual report on Form 10-K for fiscal 2015 filed with the SEC on February 29, 2016.

(2)
On January 13, 2016, pursuant to the Company's Annual Executive Incentive Program and based upon the attainment of performance targets previously established by the Compensation Committee under the Annual Executive Incentive Program, the Company approved the 2015 cash incentive awards for the current named executive officers. The amounts with respect to fiscal 2015 were reported on the Company's Current Report on Form 8-K, filed with the SEC on January 15, 2016 and paid in the first quarter of fiscal 2016.

(3)
Includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan	Dividends Paid on Restricted Stock	Total
Amy E. Miles	2015	$10,600	$503,242	$513,842
	2014	$10,000	$597,879	$607,879
	2013	$10,000	$499,378	$509,378
Gregory W. Dunn	2015	$10,600	$201,791	$212,391
	2014	$10,000	$244,645	$254,645
	2013	$10,000	$179,139	$189,139
David H. Ownby	2015	$10,600	$158,698	$169,298
	2014	$10,000	$185,514	$195,514
	2013	$10,000	$134,883	$144,883
Peter B. Brandow	2015	$10,600	$148,615	$159,215
	2014	$10,000	$177,021	$187,021
	2013	$10,000	$129,128	$139,128

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)
								Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Target	Maximum	Threshold	Target	Maximum
Amy E. Miles	—	$995,000	$1,492,500	—	—	—	—	—
	1/28/2015	—	—	—	—	—	45,863	$962,444
	1/28/2015	—	—	60,795	60,795	91,193	—	$1,434,493
Gregory W. Dunn		$595,000	$892,500	—	—	—	—	—
	1/28/2015	—	—	—	—	—	17,764	$370,977
	1/28/2015	—	—	23,429	23,429	35,144	—	$552,821
David H. Ownby		$467,500	$701,250	—	—	—	—	—
	1/28/2015	—	—	—	—	—	14,647	$307,441
	1/28/2015	—	—	19,416	19,416	29,124	—	$458,132
Peter B. Brandow		$416,500	$624,750	—	—	—	—	—
	1/28/2015	—	—	—	—	—	13,050	$273,920
	1/28/2015	—	—	17,298	17,298	25,947	—	$408,156

(1)
These amounts represent the dollar amount of the estimated future payout upon satisfaction of certain conditions under non-equity incentive plan awards granted during fiscal 2015. The Compensation Committee approved the 2015 non-equity incentive plan awards for the named executive officers on January 13, 2016. Such amounts were paid during the first quarter of 2016. See the Summary Compensation Table for those amounts.

(2)
On January 28, 2015, 120,938 performance shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. Each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted Class A common stock earned will be determined by a calculation of as-adjusted EBITDA targets, and on the calculation date for such awards, the Compensation Committee will determine the actual performance percentage by calculating for each of the three fiscal years prior to the calculation date the percentage by which the Company's actual adjusted EBITDA met or exceeded adjusted annual EBITDA target for each such fiscal year, respectively, and averaging such performance percentages over such three fiscal year period. On the calculation date, the executive is entitled to receive payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of restricted shares, if any, such executive receives under the award of performance shares. For purposes of this 2015 Grants of Plan-Based Awards Table, the ultimate expense for such shares recognized for financial statement reporting purposes by the Company, which is the grant date fair value, is included in the Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 1 to that table.

(3)
On January 28, 2015, 91,234 restricted shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $20.99 per share. The restricted shares are subject to a continued employment restriction and such restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date). Upon the lapse of such restrictions, the restricted stock award immediately vests. The ultimate expense recognized for financial statement reporting purposes by the Company for these restricted shares, which is the grant date fair value, is included in the Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 1 to that table.

(4)
These amounts represent the grant date fair value computed in accordance with FASB ASC Topic 718. See details of the assumptions used in valuation of the performance shares and restricted shares in Note 9 to the Company's audited consolidated financial statements, which are included in the Company's annual report on Form 10-K for fiscal 2015 filed with the SEC on February 29, 2016.

 Outstanding Equity Awards at Fiscal 2015 Year End

	Stock Awards
Name	Number of shares or units of stock that have not vested(1)		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2)		Equity incentive plan awards: market or pay out value of unearned shares, units or other rights that have not vested(2)
Amy E. Miles	45,863	(3)	$865,435	60,795	(7)	$1,147,202
	28,692	(4)	$541,418	50,710	(8)	$956,898
	24,970	(5)	$471,184	66,199	(9)	$1,249,175
	13,984	(6)	$263,878	74,146	(10)	$1,399,135
Gregory W. Dunn	17,674	(3)	$333,508	23,429	(7)	$442,105
	11,544	(4)	$217,835	20,403	(8)	$385,005
	10,047	(5)	$189,587	26,635	(9)	$502,602
	5,627	(6)	$106,181	29,832	(10)	$562,930
David H. Ownby	14,647	(3)	$276,389	19,416	(7)	$366,380
	9,038	(4)	$170,547	15,974	(8)	$301,429
	7,866	(5)	$148,431	20,853	(9)	$393,496
	4,405	(6)	$83,122	23,356	(10)	$440,728
Peter B. Brandow	13,050	(3)	$246,254	17,298	(7)	$326,413
	8,500	(4)	$160,395	15,023	(8)	$283,484
	7,398	(5)	$139,600	19,611	(9)	$370,060
	4,143	(6)	$78,178	21,966	(10)	$414,498

(1)
These amounts represent the number of unvested restricted shares and the market value of such unvested shares for each of our named executive officers as of December 31, 2015, the end of fiscal 2015. The fair market value of these restricted shares was valued at the closing price of our Class A common stock on December 31, 2015 of $18.87 per share.

(2)
These amounts represent the number of unearned performance shares for each of our named executive officers, based on the achievement of threshold performance goals as of December 31, 2015, the end of fiscal 2015. The fair market value of these unearned shares was valued based on the closing price of our Class A common stock on December 31, 2015 of $18.87 per share. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2015 Grants of Plan-Based Awards table and Note 9 to the Company's audited consolidated financial statements, which are included in the annual report on Form 10-K for fiscal 2015, filed with the SEC on February 29, 2016. The reported unearned performance shares will be issued, subject to the executive's performance share award agreement, on the calculation date. In addition, certain of the reported unearned performance shares granted to Ms. Miles and Messrs. Ownby, Dunn and Brandow are subject to an additional one-year vesting period, as described in footnotes 7, 8, 9 and 10 to this Outstanding Equity Awards at Fiscal 2015 Year End table.

(3)
One-quarter of these restricted shares vested on January 28, 2016 and the remaining three-quarters will vest in equal amounts on each of January 28, 2017, January 28, 2018 and January 28, 2019.

(4)
One-third of these restricted shares vested on January 8, 2016 and the two-thirds will vest in equal amounts on each of January 8, 2017 and January 8, 2018.

(5)
Half of these restricted shares vested on January 9, 2016 and the remaining half will vest on January 9, 2017.

(6)
All of these restricted shares vested on January 11, 2016.

(7)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in footnote 2 to the 2015 Grants of Plan-Based Awards table. Such performance shares vest on January 28, 2019, the one year anniversary of the calculation date.

(8)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which are included in the annual report on Form 10-K for fiscal 2015, filed with the SEC on February 29, 2016. Such performance shares vest on January 8, 2018, the one year anniversary of the calculation date.

(9)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which are included in the annual report on Form 10-K for fiscal 2015, filed with the SEC on February 29, 2016. As of the calculation date, which was January 9, 2016, such threshold performance goals were satisfied; thus, the restricted shares will vest on January 9, 2017, the one year anniversary of the calculation date.

(10)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which are included in the annual report on Form 10-K for fiscal 2015, filed with the SEC on February 29, 2016. As of the calculation date, which was January 11, 2015, such threshold performance goals were satisfied; thus, the restricted shares vested on January 11, 2016, the one year anniversary of the calculation date.

Option Exercises and Stock Vested During Fiscal 2015

        The following table shows information regarding the vesting during fiscal 2015 of stock awards previously granted to the named executive officers. No options were exercised by the named executive officers during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Amy E. Miles	119,264	$2,484,772
Gregory W. Dunn	48,830	$1,017,407
David H. Ownby	36,986	$770,525
Peter B. Brandow	35,311	$735,675

(1)
These amounts represent the combined number of restricted shares vested on January 8, 2015, January 9, 2015, January 11, 2015 and January 12, 2015 for each of our named executive officers.

(2)
These amounts represent the combined fair market value of such vested shares for each of our named executive officers as vested on January 8, 2015, January 9, 2015, January 11, 2015 and January 12, 2015. The fair market values of these restricted shares was based on the closing price of our Class A common stock on January 8, 2015, January 9, 2015, January 11, 2015 and January 12, 2015 of $20.61, $20.65, $20.65 and $20.92 per share, respectively.

Potential Payments Upon Termination or Change in Control

        Potential Payments Upon Termination.    Pursuant to each employment agreement, the Company provides for severance payments and other benefits if the Company terminates an executive's employment without cause or if an executive terminates his or her employment for good reason. Under these circumstances, the executive shall be entitled to receive severance payments equal to (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; (ii) two times the executive's annual base salary plus one times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 24-month period following the date of termination.

        In addition, pursuant to our form of Restricted Stock Agreement, if we terminate our named executive officers without cause, their restricted stock awards vest as to one-fourth of the total number of restricted shares granted for each of the anniversaries of the grant date for which they remained in service prior to such termination without cause.

        Potential Payments Upon Change in Control.    If the Company terminates any executive's employment, or if any executive resigns for good reason, within three (3) months prior to, or one (1) year after, a change of control of the Company (as defined within each employment agreement), the executive shall be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that the executive would have received with respect to the fiscal year in which the termination occurs; and (ii)(a) in the case of Ms. Miles, two and one-half times her annual base salary plus two times her target bonus; and (b) in the case of Messrs. Ownby, Dunn and Brandow, two times the executive's annual salary plus one and one-half times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 30-month period following the date of termination. A change in control is defined in our 2002 Stock Incentive Plan as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz. Pursuant to our 2002 Stock Incentive Plan, upon a change in control, all restrictions with respect to restricted stock awards to these executives shall immediately lapse. For additional information regarding the philosophy behind our change in control arrangements, see the discussion under the heading, "Compensation Discussion and Analysis—Post-Termination Compensation."

        Pursuant to our performance share award agreement, in the event of a change of control such performance shares are treated in the following manner:

Time of change of control event	Amount of performance shares vested
Prior to the first-year anniversary of the grant date	The grant recipient will forfeit performance shares and not have any right to receive any restricted stock or common stock in respect of this award of performance shares
On or after the first-year anniversary but before the second-year anniversary of the grant date	The grant recipient will be entitled to receive a number of shares of restricted stock in respect of the recipient's performance shares equal to one-third of the target long term incentive
On or after the second-year anniversary of the grant date but prior to the calculation date	The grant recipient will be entitled to receive a number of shares of restricted stock in respect of the recipient's performance shares equal to two-thirds of the target long term incentive

        The following table describes the potential payments and benefits, payable to our named executive officers, if such executive were terminated on December 31, 2015 based on our employment agreements:

Name	Cash Severance Payment(1)(2)	Cash Bonus(1)(3)	Value of Medical Insurance Continuation(1)	Value of Life Insurance Continuation(1)	Value of Acceleration of Equity Awards Upon Termination(4)	Total Termination Benefit
Amy E. Miles
By the Company without cause	$1,990,000	$1,990,000	$26,129	$2,340	—	$4,008,469
By executive for good reason	$1,990,000	$1,990,000	$26,129	$2,340	—	$4,008,469
By the Company or by executive for good reason in connection with a change in control	$2,487,500	$2,985,000	$32,662	$2,925	$4,692,799	$10,200,886
By reason of permanent disability	—	$995,000	$32,662	$2,925	$2,141,915	$3,172,502
By reason of death	—	$995,000	—	—	2,141,915	$3,136,915
Gregory W. Dunn
By the Company without cause	$1,190,000	$1,190,000	$26,129	$1,851	—	$2,407,980
By executive for good reason	$1,190,000	$1,190,000	$26,129	$1,851	—	$2,407,980
By the Company or by executive for good reason in connection with a change in control	$1,190,000	$1,487,500	$32,662	$2,313	$1,873,445	$4,585,920
By reason of permanent disability	—	$595,000	$32,662	$2,313	$847,112	$1,477,087
By reason of death	—	$595,000	—	—	$847,112	$1,442,112
David H. Ownby
By the Company without cause	$1,100,000	$935,000	$26,129	$1,703	—	$2,062,833
By executive for good reason	$1,100,000	$935,000	$26,129	$1,703	—	$2,062,833
By the Company or by executive for good reason in connection with a change in control	$1,100,000	$1,168,750	$32,662	$2,129	$1,482,025	$3,785,566
By reason of permanent disability	—	$467,500	$32,662	$2,129	$678,490	$1,180,781
By reason of death	—	$467,500	—	—	$678,490	$1,145,990
Peter B. Brandow
By the Company without cause	$980,000	$833,000	$26,129	$1,520	—	$1,840,650
By executive for good reason	$980,000	$833,000	$26,129	$1,520	—	$1,840,650
By the Company or by executive for good reason in connection with a change in control	$980,000	$1,041,250	$32,662	$1,900	$1,380,127	$3,435,939
By reason of permanent disability	—	$416,500	$32,662	$1,900	$624,427	$1,075,489
By reason of death	—	$416,500	—	—	$624,427	$1,040,927

(1)
The Cash Severance Payment, Cash Bonus and Medical and Life Insurance Continuation amounts are calculated in connection with each named executive officer's employment agreement.

(2)
The amounts reported as cash severance payment are calculated under the employment agreements as follows: (i) for a termination by the Company without cause or by the executive for good reason, two times such executive's base salary for fiscal 2015, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described under the heading "Potential Payments Upon Termination," in the case of Ms. Miles, two and a half times her annual base salary for fiscal 2015, and in the case of Messrs. Ownby, Dunn and Brandow, two times his annual base salary for fiscal 2015.

(3)
The amounts reported as cash bonus are calculated under the employment agreements as follows: (i) for a termination by the Company without cause or by the executive for good reason, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus one times such executive's target bonus, for fiscal 2015, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described under the heading "Potential Payments Upon Termination," in the case of Ms. Miles, the actual bonus, pro-rated to the date of termination, that she would have received, plus two times her target bonus, for fiscal 2015, and in the case of Messrs. Ownby, Dunn and Brandow, the actual bonus, pro-rated to the date of termination, that he would have received, plus one and one-half times his target bonus, for fiscal 2015.

(4)
Under our 2002 Stock Incentive Plan, upon a change in control, or upon death or disability, restrictions on all restricted stock immediately lapse, irrespective of whether such executive is terminated. Amounts reported include the value of shares of restricted stock for which such restrictions immediately would lapse upon a change in control, or upon death or disability.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2015 with respect to our 2002 Stock Incentive Plan, the only equity incentive plan under which equity securities of the Company may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders	696,849	$0.00	4,338,685
Equity compensation plans not approved by security holders	—	—
Total	696,849	—	4,338,685

(1)
Represents 696,849 unearned performance shares, based on the achievement of target performance goals.

(2)
In connection with the extraordinary cash dividends paid through fiscal 2015 and pursuant to the antidilution adjustment terms of the 2002 Stock Incentive Plan, the total number shares of Class A common stock authorized for issuance under the 2002 Stock Incentive Plan is 23,319,207 (after giving effect to the 2005 and 2012 amendments to the 2002 Stock Incentive Plan). As of December 31, 2015, and after giving effect to the aforementioned antidilution adjustments and the amendments to the 2002 Stock Incentive Plan, 4,338,685 shares remain available for future issuance under the 2002 Stock Incentive Plan.

PROPOSAL 2.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act, stockholders have an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. As described in the "Compensation Discussion and Analysis" section of this proxy statement, our compensation program is designed with three key objectives: (1) to attract, retain and motivate talented executives; (2) to tie annual and long term compensation incentives to achievement of specified performance objectives; and (3) to create long term value by aligning the interests of our executives with our stockholders. To achieve these objectives, our compensation program consists of several elements, including a base salary, annual incentive compensation and equity incentives. The mix of fixed and performance based compensation, as well as the terms of the executives' employment agreements, allow the Company to tie pay to performance while retaining and attracting experienced, talented senior executives.

        We believe our compensation policies and practices appropriately reward our named executive officers for the Company's performance and for their individual performances. Our pay practices are competitive and comparable to other companies of similar size and operations within our industry. We urge stockholders to read the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related materials to gain a broader understanding of our compensation program.

        We ask stockholders to indicate their support regarding the compensation of our named executive officers. This vote is not intended to address specific items of the compensation, but rather the overall compensation and the philosophy, policies and practices described in this proxy statement. This vote is advisory and non-binding, but our board of directors and the Compensation Committee will consider stockholders' concerns and evaluate whether actions are necessary to address those concerns.

        The board of directors unanimously recommends a vote "FOR" approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has unanimously selected KPMG to be our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our Audit Committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

 OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are included in the annual report on Form 10-K for fiscal 2015 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate set of proxy materials to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal, including proposals regarding director nominees for election, in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of fiscal 2016, we must receive it no later than December 8, 2016. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 5, 2016 and January 4, 2017; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2015 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.regmovies.com and clicking on "Investor Relations," then on "Financial Information" and then on "SEC Filings."

By Order of the Board of Directors,

Peter B. Brandow Executive Vice President, General Counsel and Secretary

April 6, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. REGAL ENTERTAINMENT GROUP 7132 REGAL LANE KNOXVILLE, TN 37918 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by REGAL ENTERTAINMENT GROUP in mailing proxy materials, you can elect to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the All nominee(s) on the line below. All The Board of Directors recommends you vote FOR the following: 0 0 0 1. To elect the four Class II directors named in the accompanying Proxy Statement to serve for three-year terms on our board of directors. Nominees 01 Thomas D. Bell, Jr. 02 David H. Keyte 03 Amy E. Miles 04 Lee M. Thomas The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. NOTE: To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000283106_1 R1.0.1.25

ANNUAL MEETING OF STOCKHOLDERS May 4, 2016 This proxy, when properly executed, will be voted as directed by the stockholder. If this proxy is properly executed and returned, but no direction is made, this proxy will be voted as the board of directors recommends for proposals 1, 2 and 3 at the Annual Meeting. The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report relating to the 2016 Annual Meeting of Stockholders to be held at 8:30 a.m. (Eastern Time) on May 4, 2016, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in the Proxy Statement, which proposals are set forth on the reverse side. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000283106_2 R1.0.1.25